Exhibit 99.1

Ondas Secures $14.3 Million Order from a Leading Defense Customer for Optimus Drone Systems

Order Represents Largest Optimus System Order to Date, Reinforcing Expansion in Global Defense and Security Markets

Increases Ondas’ Backlog to $28.7 Million, Up from $10.0 Million at Start of 2025

BOSTON, MA / June 9, 2025 / Ondas Holdings Inc. (NASDAQ:ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, today announced that its subsidiary, Airobotics Ltd., has secured a $14.3 million purchase order from a major defense customer for multiple units of its Optimus System, the Company’s advanced autonomous drone platform. The Optimus System enables fully autonomous data captured across a variety of applications, and we believe the system stands out as one of the most advanced platforms available on the market. This order represents Ondas’ largest single purchase order for the Optimus System.

“We’re proud to expand our partnership with a key defense customer through this strategic order,” said Eric Brock, Chairman and CEO of Ondas Holdings. “Our Optimus platform is proving to be a critical enabler for modern security operations, particularly in military applications requiring autonomous, round-the-clock coverage to secure borders and strategic facilities under complex and constrained conditions.”

The purchase order marks a significant milestone in Ondas Holdings’ strategic roadmap, underscoring its accelerated expansion into the global defense and homeland security markets. Building on its commitment to deliver advanced autonomous drone solutions, Ondas is focused on leveraging cutting-edge technology to enhance critical infrastructure protection, border security, and strategic surveillance capabilities. This deal validates the competitive strengths and operational maturity of the Optimus System and also reinforces Ondas’ position as a trusted provider of sophisticated, autonomous platforms capable of performing in complex, high-stakes military environments. Moving forward, the Company intends to further deepen its relationships with defense customers globally, which should drive revenue growth and expand its market presence through continued innovation and strategic partnerships.

“We believe our Optimus System represents the pinnacle of drone-in-a-box technology, providing unmatched autonomy and operational reliability for governmental entities worldwide,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “We see significant potential for further adoption across global defense and public safety sectors, as more agencies recognize the compelling advantages of deploying a robust, fully autonomous aerial platform capable of persistent, real-time monitoring and data collection in demanding operational environments.”

This purchase order significantly increases Ondas’ current revenue backlog to $28.7 million, net of VAT impacts on orders – from $10 million at the start of 2025. The increasing order book and an expanding customer pipeline for Ondas’ drone business underscores the growing market adoption of the Company’s Optimus and Iron Drone Raider systems and supports the Company’s optimistic outlook for sustained growth through 2025 and beyond.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly-owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16t), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators), and government entities whose demands span a wide range of mission critical applications.

Ondas Autonomous Systems Inc. (OAS) specializes in designing, developing, and marketing autonomous drone solutions via its two advanced drone platforms: the Optimus System, the world’s first FAA-certified small UAS (sUAS) for aerial security and data capture, and the Iron Drone Raider, a counter-drone system designed to combat hostile drones. Both platforms are highly automated, AI-powered, and capable of continuous, remote operation for critical defense, infrastructure, industrial, and government applications. American Robotics and Airobotics have achieved industry-leading regulatory milestones, including the first-ever FAA Type Certification for the Optimus System and the first drone system approved by the FAA for automated beyond-visual-line-of-sight (BVLOS) operations without an on-site human operator.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn. For additional information on Ondas Autonomous Systems, follow us on LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

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